Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Full Year and Fourth Quarter 2018 Financial Results

Full Year 2018 Net Income of $1.3 billion, $2.95 EPS, $3.34 Adjusted EPS1

Fourth Quarter Net Income of $290 million, $0.70 EPS, $0.92 Adjusted EPS1

Full Year Results

PRE-TAX INCOME	RETURN ON EQUITY	CORE ROTCE[1]
$1.6 billion	9.4%	12.3%

Fourth Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$368 million	8.8%	$32.77/share

CORE PRE-TAX INCOME[1] $486 million	CORE ROTCE[1] 13.4%	ADJUSTED TANGIBLE BOOK VALUE[1] $29.93/share

FULL YEAR 2018 HIGHLIGHTS

•  EPS of $2.95, up 45% YoY; Adjusted EPS[1] of $3.34, up 39% YoY

•  ROE of 9.4%, up 251 basis points (“bps”) YoY; Core ROTCE[1] of 12.3%, up 256 bps YoY

•  Total Net Revenue of $5.8 billion, up $39 million YoY; Adjusted Total Net Revenue[1] of $6.0 billion, up $175 million YoY

•  Consumer auto originations of $35.4 billion, up 2% YoY

•  Retail auto net charge-off rate of 1.33%, down 15 bps YoY

•  Retail auto portfolio yield and commercial auto portfolio yield of 6.14% and 4.26%, up 34 bps and 77 bps YoY, respectively

•  Total deposits up $12.9 billion YoY to $106.2 billion

•  Retail deposit customers up 16% YoY to 1.65 million

•  Insurance written premiums of $1.17 billion, up 18% YoY

•  Corporate Finance pre-tax income up 26% YoY

•  Common shareholder distributions of $1.2 billion, up 26% YoY

QUARTERLY HIGHLIGHTS

•  EPS of $0.70, up 72% YoY; Adjusted EPS[1] of $0.92, up 32% YoY

•  Net financing revenue of $1,140 million, up 4% YoY

•  Retail auto net charge-off rate of 1.48%, down 26 bps YoY

•  Consolidated net charge-off rate of 0.85%, down 16 bps YoY

•  Retail deposits of $89.1 billion, up $4.5 billion QoQ and up 14% YoY

•  Repurchased $309 million in common stock, with outstanding common share count decreasing 2.8% QoQ

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In 2018, Ally delivered strong financial and operational results while positioning the company for growth in 2019 and beyond. Our accomplishments during 2018 reflect our leading auto and deposit franchises, customer-centric product expansion initiatives, and our commitment to drive shareholder value through efficient capital management.”

“Financially, Ally posted some of its strongest results since becoming a public company, with 2018 Adj. EPS[1] of $3.34 and Core ROTCE[1] of 12.3%. Our results were bolstered by the outstanding performance of our deposits business, which navigated a highly competitive market to grow total deposits $12.9 billion for the year, including $4.5 billion of retail deposit growth in the fourth quarter, our highest quarterly growth ever.”

“We successfully returned approximately $1.2 billion of capital to shareholders in 2018 and have completed over $2.0 billion of share repurchases since the inception of our buyback program, reducing shares outstanding by more than 16% and growing Adj. TBV[1] by more than $4.00 per share since the end of 2Q 2016.”

“Our auto business leveraged its strong dealer relationships and leading market position to expand risk-adjusted returns on over $35 billion of consumer auto originations in 2018. Full year estimated retail auto originated yield[1] increased 83 basis points year-over-year while the retail auto net charge-off rate declined 15 basis points to 1.33%.”

“Overall, our ongoing momentum in diversifying our operations through growth businesses and digital product offerings, along with our strong foundation in auto finance, gives me tremendous confidence as we execute along our strategic path and drive long-term shareholder value.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, Tangible Common Equity, Net Financing Revenue (excluding Core OID), Adjusted Total Net Revenue and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Results

Fourth Quarter

Net income attributable to common shareholders increased $109 million versus the prior year quarter to $290 million, primarily attributable to a lower effective tax rate due to the enactment of the Tax Cuts and Jobs Act in the prior year quarter, while pre-tax income declined $42 million year-over-year as higher net financing revenue and lower provision for loan losses were more than offset by higher noninterest expense and a decline in the fair value of equity securities attributable to ASU 2016-01, which went into effect on 1/1/2018, requiring changes in the fair value of equity securities during the quarter to be recognized through net income as compared to prior periods in which such adjustments were recognized through other comprehensive income.

Other revenue was down versus the prior year quarter due to a decline in the fair value of equity securities. Other revenue, excluding the impact of ASU 2016-01B, increased $14 million year-over-year.

Provision for loan losses decreased $28 million to $266 million, compared to the prior year quarter, driven by lower retail auto net charge-offs and a favorable consumer and macroeconomic backdrop.

Noninterest expense was up $35 million year-over-year primarily due to expenses associated with our ‘Better is out There’ marketing campaign as well as the continued expansion of Ally’s consumer and commercial product suite.

Full Year 2018

Net income attributable to common shareholders was $1,263 million in 2018, compared to net income attributable to common shareholders of $929 million in 2017, driven by higher net financing revenue, lower provision for loan losses, a lower effective tax rate and a $119 million charge to net income largely due to a revaluation of Ally’s net DTA in 4Q 2017, partially offset by higher noninterest expense and lower other revenue.

Net financing revenue improved to $4.4 billion, up $169 million from the prior year, driven by the expansion of retail and commercial auto yields, higher asset balances and the maturity of high-cost unsecured debt, more than offsetting higher deposit costs and lower lease revenue.

Full year NIM was 2.65%, including Core OIDA of 5 bps, down 6 bps year-over-year. Excluding Core OIDA, NIM was 2.70%, declining 6 bps year-over-year, driven by the normalization of the lease portfolio, growth in capital efficient, lower yielding investment securities and mortgage assets, and higher funding costs.

Provision for loan losses declined $230 million over the prior year driven by improved loss experience in our auto portfolio, including a 15 bps year-over-year decline in the retail auto net charge-off rate, as well as a favorable consumer and macroeconomic backdrop.

Other revenue was down year-over-year primarily due to a decline in the fair value of equity securities. Other revenue, excluding the impact of ASU 2016-01B, was roughly flat year-over-year at $1.5 billion.

Noninterest expense increased $154 million over the prior year primarily due to costs associated with the continued growth and investment in our consumer and commercial product suite, including digital and technological capabilities, as well as higher marketing costs.

A	Represents a non-GAAP financial measure. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
B

Adjusted other revenue is a non-GAAP financial measure. Effective 1/1/2018, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

Full Year 2018 and Fourth Quarter Financial Results

					Increase/(Decrease) vs.

($ millions except per share data)	2018	2017	4Q 18	3Q 18	4Q 17	2017	3Q 18	4Q 17

Net Financing Revenue (excluding Core OID)[1]	$4,476	$4,292	$1,163	$1,129	$1,113	$184	$34	$50

Core OID	(86)	(71)	(23)	(22)	(19)	(15)	(1)	(4)

(a) Net Financing Revenue (as reported)	4,390	4,221	1,140	1,107	1,094	169	33	46

Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	1,535	1,544	393	392	379	(9)	1	14

Change in Fair Value of Equity Securities[2]	(121)	-	(95)	6	-	(121)	(101)	(95)

(b) Other Revenue (as reported)	1,414	1,544	298	398	379	(130)	(100)	(81)

(c) Provision for Loan Losses	918	1,148	266	233	294	(230)	33	(28)

(d) Noninterest Expense	3,264	3,110	804	807	769	154	(3)	35

Pre-tax Income from Continuing Operations (a+b-c-d)	$1,622	$1,507	$368	$465	$410	$115	$(97)	$(42)

Income Tax Expense	359	581	79	91	231	(222)	(12)	(152)

Income from Discontinued Operations, Net of Tax	-	3	1	-	2	(3)	1	(1)

Net Income	$1,263	$929	$290	$374	$181	$334	$(84)	$109

	2018	2017	4Q 18	3Q 18	4Q 17	FY 2017	3Q 18	4Q 17

GAAP EPS (diluted)	$2.95	$2.04	$0.70	$0.88	$0.41	$0.91	$(0.18)	$0.29

Discontinued Operations, Net of Tax	-	(0.01)	(0.00)	-	(0.00)	0.01	(0.00)	0.00

Core OID, Net of Tax	0.16	0.10	0.04	0.04	0.03	0.06	0.00	0.02

Change in Fair Value of Equity Securities, Net of Tax	0.22	-	0.18	(0.01)	-	0.22	0.19	0.18

Significant Discrete Tax Items[4]	-	0.26	-	-	0.27	(0.26)	-	(0.27)

Adjusted EPS[3]	$3.34	$2.39	$0.92	$0.91	$0.70	$0.94	$0.01	$0.23

Core ROTCE[3]	12.3%	9.8%	13.4%	13.7%	10.8%

Adjusted Efficiency Ratio[3]	47.6%	45.8%	46.9%	46.0%	46.4%

Effective Tax Rate	22.1%	38.6%	21.5%	19.6%	56.3%

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.
(4)

Significant discrete tax items do not relate to the operating performance of the core businesses. 2017 effective tax rate was impacted primarily by a $119 million revaluation of federal deferred tax assets and liabilities and related valuation allowance recorded in 4Q 17 due to the enactment of the Tax Cuts and Jobs Act in 2017.

Pre-Tax Income by Segment

							Increase/(Decrease) vs.
($ millions)	2018	2017	4Q 18	3Q 18	4Q 17	2017	3Q 18	4Q 17

Automotive Finance	$1,368	$1,220	$335	$383	$285	$148	$(48)	$50

Insurance	80	168	(13)	55	80	(88)	(68)	(93)

Dealer Financial Services	$1,448	$1,388	$322	$438	$365	$60	$(116)	$(43)

Corporate Finance	144	114	21	36	32	30	(15)	(11)

Mortgage Finance	45	20	15	8	2	25	7	13

Corporate and Other	(15)	(15)	10	(17)	11	-	27	(1)

Pre-Tax Income from Continuing Operations	$1,622	$1,507	$368	$465	$410	$115	$(97)	$(42)

Core OID[1]	86	71	23	22	19	15	1	4

Change in Fair Value of Equity Securities[2]	121	-	95	(6)	-	121	101	95

Core Pre-tax Income[3]	$1,829	$1,578	$486	$481	$429	$251	$6	$57

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016-01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $335 million was $50 million higher year-over-year as higher net financing revenue and lower provision for loan losses more than offset higher noninterest expense. Quarter-over-quarter results were impacted by seasonally higher provision for loan losses, higher noninterest expense and lower other revenue, primarily due to higher gains on loan sales in the third quarter, partially offset by higher net financing revenue.

Net financing revenue was $40 million higher year-over-year as higher retail and commercial yields and balances more than offset declines in lease portfolio balance and gains.

Provision for loan losses was $26 million lower year-over-year at $262 million, driven primarily by lower retail auto net charge-offs. Provision for loan losses was higher quarter-over-quarter due to seasonally higher retail auto net charge-offs.

Consumer auto originations were $8.2 billion in the fourth quarter, down $0.9 billion versus the prior year period. Fourth quarter originations included $4.3 billion of used retail volume, or 52% of total originations, $3.1 billion of new retail volume and $0.8 billion of leases.

Full year 2018 pre-tax income increased $148 million to $1.4 billion with lower provision for loan losses and higher retail and commercial auto revenue partially offset by lower lease revenue, lower other revenue, primarily due to lower gains on the sale of loans in the prior year and modestly higher noninterest expense. Estimated retail auto originated yieldA was 7.07% in 2018 compared to 6.24% in 2017.

Consumer originations totaled $35.4 billion in 2018, with used volume of $18.2 billion, or 52% of total 2018 originations, $13.1 billion of new retail volume and $4.1 billion of leases.

End of period auto earning assets increased $3.2 billion year-over-year to $117.1 billion. Consumer auto earning assets were up $2.1 billion year-over-year to $78.9 billion as growth in the retail auto portfolio more than offset a decline in operating lease assets. End of period commercial earning assets increased $1.1 billion year-over-year to $38.1 billion, primarily due to higher average vehicle values.

Insurance

Pre-tax loss of $13 million in the quarter, down $93 million versus the prior year period, primarily due to a $91 million decline in the fair value of equity securities during the quarter related to ASU 2016-01B. Core pre-tax incomeC was $78 million in the quarter, down $2 million versus the prior year period, as higher earned premiums were offset by lower investment income.

Written premiums were up $33 million year-over-year at $298 million, driven by higher vehicle inventory insurance rates and growth in F&I products. Total investment income was down $16 million year-over-year at $22 million due to lower realized gains, excluding a $91 million decline in the fair value of equity securities during the quarter related to ASU 2016-01B.

Full year 2018 pre-tax income was $80 million, down $88 million versus the prior year, primarily due to a $112 million decline in the fair value of equity securities during the year related to ASU 2016-01B. Core pre-tax incomeC for 2018 was $192 million, up from $168 million in 2017, as higher revenue earned and lower weather losses more than offset lower investment income.

A Estimated retail auto originated yield is a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

B Effective 1/1/2018, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

C Represents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Corporate Finance

Pre-tax income was $21 million in the quarter, compared to $32 million in the prior year period, as higher net financing revenue was more than offset by lower other revenue, primarily due to equity investment income in the prior year period, and higher provision expense driven by higher specific loan reserves.

Net financing revenue was $51 million in the quarter, up $5 million year-over-year, driven by strong loan growth. The HFI portfolio increased 19% year-over-year from $3.9 billion to $4.6 billion.

Other revenue in the quarter was $2 million, down $10 million year-over-year due to equity investment gains in the prior year period, and a $4 million decline in the fair value of equity securities.

Full year 2018 pre-tax income was $144 million, up 26% compared to pre-tax income of $114 million in 2017, resulting from higher net financing revenue and higher syndication and fee income driven by strong new loan originations.

Mortgage Finance

Pre-tax income was $15 million in the quarter, compared to $2 million in the prior year period, as higher net financing revenue and lower provision for loan losses were partially offset by higher noninterest expense. Net financing revenue was up $14 million year-over-year to $48 million, with total assets up $3.5 billion in the past year driven primarily by bulk mortgage purchases.

Noninterest expense increased $7 million year-over-year primarily due to the continued build out of the direct-to-consumer offering and asset growth. Provision for loan losses was $5 million lower year-over-year driven by strong credit performance and reserve releases.

Full year 2018 pre-tax income was $45 million, up $25 million from 2017, as improved net financing revenue and lower provision for loan losses were partially offset by higher noninterest expense driven by the continued expansion of the mortgage business.

Liquidity, Capital & Deposits

Capital

Approximately $1.2 billion of capital was returned to common shareholders in 2018. Ally repurchased $939 million of common stock, or approximately 35.1 million shares, during the year, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Since initiating share repurchases in 3Q 2016, Ally has repurchased 86.2 million shares and outstanding share count has declined by 16.3%.

During 2018, Ally paid four quarterly common dividends totaling $0.56 per share and increased the dividend per share from $0.13 in the second quarter of 2018 to $0.15 in the third quarter of 2018. Ally’s Board of Directors approved a $0.17 per share dividend for the first quarter of 2019, reflecting a $0.02 increase per share relative to the prior quarter dividend.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioD declined to 9.1% from 9.4% quarter-over-quarter due to growth in risk-weighted assets, primarily driven by seasonally higher commercial auto balances.

Liquidity & Funding

Consolidated cash and cash equivalents totaled $4.5 billion at quarter-end compared to $3.8 billion at the end of the third quarter. Ally had $1.2 billion of institutional unsecured debt maturities in the quarter. Total liquidityE was $19.0 billion at quarter-end.

U.S. auto securitizations totaled $0.7 billion in the quarter. For the year, the company had $7.4 billion in domestic term auto securitization activity and renewed $8.6 billion of secured credit facilities.

At year-end, 89% of Ally’s total assets were funded at Ally Bank, up from 82% a year ago.

Deposits represented 66% of Ally’s funding portfolio at year-end, excluding Core OID balanceF, improving from 62% a year ago.

Deposits

Retail deposits increased to $89.1 billion at year-end, up a record $4.5 billion for the quarter and up $11.2 billion year-over-year. Total deposits increased to $106.2 billion at year-end, up $12.9 billion year-over-year.

The average retail portfolio deposit rate was 1.93% for the quarter, up 63 bps year-over-year and up 15 bps quarter-over-quarter. Ally’s cumulative retail portfolio deposit beta from the third quarter of 2015 through the fourth quarter of 2018 was 35%.

Ally’s retail deposit customer base grew 16% year-over-year, totaling 1.65 million customers at year-end, while adding 230 thousand customers in 2018. Average customer balance ended the quarter at $54.1 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 55% of new customers in the fourth quarter.

D Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for GAAP measures. This measure is used by management and we believe is useful to investors in assessing the company’s capital. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.1%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

E Total liquidity includes cash & cash equivalents, highly liquid securities and current committed unused capacity. See page 18 of the Financial Supplement for more details.

F Represents a non-GAAP financial measure. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, (4) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (5) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (6) adjusts for preferred stock capital actions (e.g., Series A) that have been taken by the company to normalize its capital structure.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, rep and warrant expense and repositioning items primarily related to strategic activities. In the denominator, total net revenue is adjusted for Insurance segment revenue, Core OID and repositioning items related to strategic activities. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio on page 7.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected changes in equity investments measured at fair value, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

GAAP Net Income Attributable to Common Shareholders		$1,263	$929	$1,037	$290	$374	$181

Discontinued Operations, Net of Tax		-	(3)	44	(1)	-	(2)

Core OID		86	71	59	23	22	19

Repositioning Items		-	-	11	-	-	-

Change in Fair Value of Equity Securities		121	-	-	95	(6)	-

Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)		(43)	(25)	(24)	(25)	(3)	(7)

Significant Discrete Tax Items		-	119	(84)	-	-	119

Series A Actions		-	-	1	-	-	-

Core Net Income Attributable to Common Shareholders	[a]	$1,427	$ 1,091	$1,043	$382	$386	$310

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	427,680	455,350	482,182	414,750	424,784	444,985

Adjusted EPS	[a] ÷ [b]	$3.34	$ 2.39	$2.16	$0.92	$0.91	$0.70

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

GAAP Net Income Attributable to Common Shareholders		$1,263	$929	$1,037	$290	$374	$181

Discontinued Operations, Net of Tax		-	(3)	44	(1)	-	(2)

Core OID		86	71	59	23	22	19

Repositioning Items		-	-	11	-	-	-

Change in Fair Value of Equity Securities		121	-	-	95	(6)	-

Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)		(43)	(25)	(24)	(25)	(3)	(7)

Significant Discrete Tax Items		-	119	(84)	-	-	119

Series A Actions		-	-	1	-	-	-

Core Net Income Attributable to Common Shareholders [a]		$1,427	$1,091	$1,043	$382	$386	$310

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.4	$13.4	$13.4	$13.2	$13.1	$13.5

Preferred Equity		-	-	(0.3)	-	-	-

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.2)	(0.3)	(0.3)	(0.3)

Tangible Common Equity		$13.1	$13.1	$12.9	$12.9	$12.8	$13.2

Core OID Balance		(1.1)	(1.2)	(1.3)	(1.1)	(1.1)	(1.2)

Net Deferred Tax Asset (DTA)		(0.4)	(0.7)	(1.2)	(0.4)	(0.4)	(0.6)

Normalized Common Equity	[b]	$11.6	$11.2	$10.4	$11.4	$11.2	$11.5

Core Return on Tangible Common Equity	[a] ÷ [b]	12.3%	9.8%	10.0%	13.4%	13.7%	10.8%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

GAAP Common Shareholder’s Equity		$13.3	$13.5	$13.3	$13.3	$13.1	$13.5

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)

Tangible Common Equity		13.0	13.2	13.0	13.0	12.8	13.2

Tax-effected Core OID Balance (21% starting 4Q17, 35% prior)		(0.9)	(0.9)	(0.8)	(0.9)	(0.9)	(0.9)

Adjusted Tangible Book Value	[a]	$12.1	$12.3	$12.2	$12.1	$11.9	$12.3

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	404,900	437,054	467,000	404,900	416,591	437,054

Metric

GAAP Common Shareholder’s Equity per Share		$32.8	$30.9	$28.5	$32.8	$31.4	$30.9

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.7)	(0.7)	(0.6)	(0.7)	(0.7)	(0.7)

Tangible Common Equity per Share		$32.1	$30.2	$27.9	$32.1	$30.7	$30.2

Tax-effected Core OID Balance (21% starting 4Q17, 35% prior) per Share		(2.1)	(2.1)	(1.7)	(2.1)	(2.1)	(2.1)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$29.9	$28.1	$26.2	$29.9	$28.6	$28.1

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		FY 2018	FY 2017	4Q 18	3Q 18	4Q 17

Common Equity Tier 1 Capital (Transition)		$13.4	$13.2	$13.4	$13.4	$13.2

DTAs Arising from NOL and Tax Credit Carryforwards Phased-in During Transition		-	(0.1)	-	-	(0.1)

Intangibles Phased-in During Transition		-	(0.0)	-	-	(0.0)

Common Equity Tier 1 Capital (Fully Phased-in)	[a]	$13.4	$13.2	$13.4	$13.4	$13.2

Denominator

Risk-weighted Assets (Transition)		$146.4	$138.9	$146.4	$142.2	$138.9

DTAs Arising from Temporary Differences that Could Not Be Realized through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.2	0.3	0.2	0.3	0.3

Intangibles Phased-in During Transition		—	(0.0)	—	-	(0.0)

Risk-weighted Assets (Fully Phased-in)	[b]	$146.7	$139.2	$146.7	$142.5	$139.2

Metric

Common Equity Tier 1 (Transition)		9.1%	9.5%	9.1%	9.4%	9.5%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.1%	9.5%	9.1%	9.4%	9.5%

Original Issue Discount Amortization Expense ($ millions)	FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)	$86	$71	$57	$23	$22	$19

Other OID	15	20	21	2	4	5

GAAP Original Issue Discount Amortization Expense	$101	$90	$78	$26	$25	$24

Outstanding Original Issue Discount Balance ($ millions)	FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(1,092)	$(1,178)	$(1,249)	$(1,092)	$(1,115)	$(1,178)

Other Outstanding OID Balance	(43)	(57)	(77)	(43)	(46)	(57)

GAAP Outstanding Original Issue Discount Balance	$(1,135)	$(1,235)	$(1,326)	$(1,135)	$(1,161)	$(1,235)

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

GAAP Noninterest Expense		$3,264	$3,110	$2,939	$804	$807	$769

Rep and Warrant Expense		3	0	6	1	(0)	0

Insurance Expense		(955)	(950)	(940)	(215)	(241)	(213)

Repositioning Items		-	-	(9)	-	-	-

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$2,312	$2,160	$1,997	$590	$566	$556

Denominator ($ millions)

Total Net Revenue		$5,804	$5,765	$5,437	$1,438	$1,505	$1,473

Core OID		86	71	59	23	22	19

Insurance Revenue		(1,035)	(1,118)	(1,097)	(202)	(296)	(293)

Repositioning Items		-	-	3	-	-	-

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$4,855	$4,718	$4,401	$1,259	$1,231	$1,199

Adjusted Efficiency Ratio	[a] ÷ [b]	47.6%	45.8%	45.4%	46.9%	46.0%	46.4%

Net Financing Revenue (ex. Core OID)

($ millions)		FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

GAAP Net Financing Revenue		$4,390	$4,221	$3,907	$1,140	$1,107	$1,094

Core OID		86	71	57	23	22	19

Net Financing Revenue (ex. Core OID)	[a]	$4,476	$4,292	$3,964	$1,163	$1,129	$1,113

Adjusted Other Revenue

($ millions)		FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

GAAP Other Revenue		$1,414	$1,544	$1,530	$298	$398	$379

Accelerated OID & Repositioning Items		-	-	4	-	-	-

Change in Fair Value of Equity Securities		121	-	-	95	(6)	-

Adjusted Other Revenue	[b]	$1,535	$1,544	$1,534	$393	$392	$379

Adjusted Total Net Revenue

($ millions)		FY 2018	FY 2017	FY 2016	4Q 18	3Q 18	4Q 17

Adjusted Total Net Revenue	[a] + [b]	$6,011	$5,836	$5,498	$1,556	$1,521	$1,492

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)

	4Q 2018				4Q 2017

($ millions) Insurance	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, service revenue earned and other	$271	$-	$-	$271	$255	$-	$-	$255

Losses and loss adjustment expenses	54	-	-	54	54	-	-	54

Acquisition and underwriting expenses	161	-	-	161	159	-	-	159

Investment Income and other	(69)	-	91	22	38	-	-	38

Pre-tax income from continuing operations	$(13)	-	91	$78	$80	-	-	$80
[1] Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income.
Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

	FY 2018					FY 2017

($ millions) Insurance	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, service revenue earned and other	$1,032	$-	$-	$1,032	$981	$-	$-	$981

Losses and loss adjustment expenses	295	-	-	295	332	-	-	332

Acquisition and underwriting expenses	660	-	-	660	618	-	-	618

Investment Income and other	3	-	112	115	137	-	-	137

Pre-tax income from continuing operations	$80	-	112	$192	$168	-	-	$168

1 Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income.

Additional Financial Information

For additional financial information, the fourth quarter 2018 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company with assets of $178.9 billion as of December 31, 2018. As a client-centric company with passionate customer service and innovative financial solutions, Ally is relentlessly focused on “Doing it Right” and being a trusted financial partner for its consumer, commercial, and corporate customers. Ally’s award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including CDs, online savings, money market and checking accounts, and IRA products. Ally also promotes the Ally CashBack Credit Card. Additionally, Ally offers securities brokerage and investment advisory services through Ally Invest. Ally remains one of the largest full-service auto finance operations in the country with a complementary auto-focused insurance business, which together serve approximately 18,000 dealer customers and millions of auto consumers. Ally’s robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

Contacts:
Daniel Eller	Sari Jensen
Ally Investor Relations	Ally Communications (Media)
704-444-5216	646-781-2539
daniel.eller@ally.com	sari.jensen@ally.com